SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 12, 2000

                             EQUIVEST FINANCE, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                   333-29015                 59-2346270
    (State or other              (Commission             (I.R.S. Employer
      jurisdiction               File Number)          Identification No.)
   of incorporation)

            100 NORTHFIELD STREET
           GREENWICH, CONNECTICUT                                06830
        (Address of principal executive offices)               (Zip Code)

            Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1. Changes in Control of Registrant

              Not Applicable.

Item 2. Acquisition or Disposition of Assets

              Not Applicable.

Item 3. Bankruptcy or Receivership

              Not Applicable.

Item 4. Changes in Registrant's Certifying Accountant

              Not Applicable.

Item 5. Other Events

              Press Release

                       Equivest Announces Retention of UBS Warburg
                          By Bennett Funding Estate to
                         Consider Strategic Alternatives

      Greenwich, Connecticut (Business Wire) - May 12, 2000 - Equivest Finance, Inc. (NASDAQ: EQUI) today announced that it has been advised that its largest stockholder, the consolidated estate of the Bennett Funding Group, Inc. (the "Estate"), has retained UBS Warburg LLC as financial advisor to explore strategic alternatives with regard to its stake in Equivest. These alternatives will include a complete sale of its position in Equivest. The Estate owns approximately 22 million shares, common and preferred equivalent, or approximately 79% of the outstanding voting shares, of Equivest.

      Richard C. Breeden, trustee for the Estate and Chairman, President and CEO of Equivest said, " The Bennett Estate has been very pleased with the tremendous growth in revenues and earnings of Equivest, but as the Bennett Estate nears completion of its wind-up, it is appropriate to make the benefit of this investment available to the creditors of the Estate." Since 1996 when the Bennett proceedings began, Equivest's revenues have expanded more than 6 times, and its net income has grown more than 5 times. During this period Equivest has had an average compound growth in fully diluted earnings per share of approximately 60% per year.

      Equivest recently reported that for the quarter ended March 31, 2000 revenues and earnings set all-time first quarter records. Revenues in the first quarter were up 224% compared with the year earlier period, while net income rose 68%.

      Mr. Breeden noted: "For four years the Bennett creditors have maintained their stake in the company as it continued to build the size and scale of the business. In terms of market capitalization, Equivest is now the third largest publicly-traded independent company in the vacation ownership business. As Equivest continues to grow into one of the leading players in the vacation leisure market, it will benefit the company to eliminate ties to the Bennett proceedings. The Estate will also benefit, as realizing on its Equivest investment will permit the final windup of the Bennett proceedings. During the last four years the Estate has generated more than $580 million for creditors, not counting the value of Equivest."

      Equivest operates 29 resorts located principally on the eastern and gulf coasts of the United States and the U.S. Virgin Islands, including its newest resorts in Williamsburg, Virginia and on the Riverwalk in San Antonio, Texas. More than 75,000 families own vacation intervals or points in Equivest's vacation club, and another approximately 25,000 families are customers of Equivest's finance subsidiary, which is one of the country's leading specialty lenders for the timeshare market. Equivest has total assets of more than $425 million, and more than 2,000 employees.

      Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Scott Butera at USB Warburg LLC (212) 821-3359

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           EQUIVEST FINANCE, INC.


Date: May 15, 2000              By:_____________________________________________
                                    Name:  Richard G. Winkler
                                    Title: Senior V.P., Secretary &
                                           General Counsel